UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 15, 2023
CNX Resources Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-14901	51-0337383
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

CNX Center
1000 Horizon Vue Drive
Canonsburg, Pennsylvania 15317

(Address of principal executive offices)
(Zip code)

Registrant's telephone number, including area code:
(724) 485-4000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock ($.01 par value)	CNX	New York Stock Exchange
Preferred Share Purchase Rights	--	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 7.01 Regulation FD.

On June 15, 2023, a subsidiary of CNX Resources Corporation (“CNX” or “the Company”) entered into a definitive purchase sales agreement (PSA) to sell various non-operated producing oil and gas assets primarily located in the Appalachian basin to a third party.

The Company expects the transaction to close in the second quarter of 2023 and result in cash proceeds of approximately $125 million, subject to customary adjustments in accordance with the terms and conditions of the PSA.

The transaction has an effective date of April 1, 2023 and reduces CNX’s expected 2023 net production by 9 Bcfe. CNX intends to use the proceeds from the sale consistent with the Company’s on-going capital allocation strategy.

The information furnished pursuant to this Item 7.01, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act unless specifically identified therein as being incorporated therein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                        CNX RESOURCES CORPORATION

By:    /s/ Alexander J. Reyes
    Name: Alexander J. Reyes
Title: Executive Vice President, General Counsel and Corporate Secretary

Dated: June 15, 2023